Exhibit 19
SPROUTS FARMERS MARKET, INC.
POLICY STATEMENT ON INSIDE INFORMATION AND INSIDER TRADING FOR OFFICERS, DIRECTORS
AND TEAM MEMBERS
(as amended through January 2025)
In the course of your employment with Sprouts Farmers Market, Inc. or its subsidiaries (collectively, “Sprouts” or the “Company”), you are likely to use or have access to information about Sprouts that is not generally available to the public. Because of your relationship with Sprouts, you have certain responsibilities under the federal securities laws and the rules of the Securities and Exchange Commission (the “SEC”) with respect to inside information. The purpose of this Policy Statement is to outline Sprouts’ policies regarding the protection of material, non-public information and trading and tipping, as well as the expected standards of conduct of Sprouts’ directors, officers and team members with respect to these highly sensitive matters. This Policy Statement explains your obligations under the law and Sprouts’ policies. You should read this Policy Statement carefully and comply with it at all times. Please note that this Policy Statement is addressed principally to insider trading and does not purport to address all requirements or restrictions under the securities laws applicable to ownership of or trading in securities of a public company by its officers, directors or team members.
I.SUMMARY OF POLICY STATEMENT
To avoid the appearance of impropriety, all rules set forth in this Policy Statement will apply not only to you, but also to all members of your family who reside in the same household and to all entities, such as trusts, that you or such family members control.
Sprouts’ policy regarding securities trading can be summarized by four important rules:
1.You may not trade in securities of Sprouts (or any other entity with a relationship with Sprouts, such as a vendor, supplier, possible acquisition target, or competitor of Sprouts) at any time that you possess material, non-public (what is described below as “inside”) information about Sprouts (or about such other entity).
2.You may not trade in securities of Sprouts during any “blackout period” – which is any period of time during which Sprouts has imposed a trading freeze on its securities for all or a designated group of team members due to a significant unannounced matter.
3.If you are a member of the Board of Directors, an officer, or a restricted team member (as defined below) of Sprouts, you may not trade in securities of Sprouts other than during the period beginning 24 hours after the public release of Sprouts’ quarterly and annual earnings results and ending two weeks before the end of Sprouts’ quarter (the “Trading Window”). If you are subject to the SEC’s Section 16 reporting requirements (due to your position as a member of the Board of Directors or as an executive officer of Sprouts) or believe that you may possess material, non-public information about Sprouts, you may only trade in securities of Sprouts during a trading window after you have obtained prior approval from Sprouts’ Chief Legal Officer (or his or her designee) for such transaction. (Sprouts’ Chief Legal Officer must obtain approval from the Chief Executive Officer or Chief Financial Officer for his or her own trades.) Sprouts may from time to time as circumstances warrant designate additional restricted team members to whom this pre-clearance requirement will also apply. A “restricted team member” is any team member designated as such by the Chief Legal Officer from time to time because such team member may have access to material, non-public financial or other information about Sprouts (or any other entity with a relationship with Sprouts).

4.You may not convey to any other person (“tip”) inside information regarding Sprouts (or any other entity with a relationship with Sprouts).
The foregoing rules are only a summary. You must comply with all of the policies set forth below, which represents Sprouts’ complete Policy Statement on inside information and insider trading.
II.INSIDE INFORMATION
A.What is Inside Information?
“Inside” information is material information (as described below) about Sprouts that is not available to the public. Information generally becomes available to the public when it has been disclosed by Sprouts in a press release or other widely available public statement, such as a filing with the SEC, post on the Company’s investor relations website or broadcast. Information provided only to team members or a select group of third parties is not considered publicly available. In general, information is considered to have been made available to the public 24 hours after the formal release of the information. In other words, there is a presumption that the public needs 24 hours to receive and absorb such information.
Information is only considered publicly available if it is broadly disseminated by Sprouts through authorized channels, including by spokespersons permitted to communicate with the public on Sprouts’ behalf in accordance with Company policies. Unauthorized disclosure of inside information is strictly prohibited by Company policy.
B.What is Material Information?
As a general rule, information about Sprouts is material if it could reasonably be expected to affect someone’s decision to buy, hold, or sell Sprouts’ securities. For example, information generally is considered to be “material” if its disclosure to the public would be reasonably likely to affect (1) an investor’s decision to buy or sell the securities of the company to which the information relates, or (2) the market price of that company’s securities. While it is not possible to identify in advance all information that will be deemed to be material, some examples of such information would include the following: earnings results; significant financial data; a potential sale of a company; major mergers, acquisitions or dispositions; news of major market expansions or possible store closures; executive personnel changes; unusual gains or losses in major operations; dividends; significant litigation, governmental investigations or other legal or regulatory developments; change in arrangements with key vendors; major marketing changes; significant product defects, recalls or returns; change to or termination of relationship with the company’s auditors or notice that the company may no longer rely on an audit report; and significant cybersecurity incidents.
It can sometimes be difficult to know whether information would be considered “material.” The determination of whether information is material is almost always clearer after the fact, when the effect of that information on the market can be quantified. Although you may have information about Sprouts that you do not consider to be material, federal regulators and others may conclude (with the benefit of hindsight) that such information was material. Therefore, trading in Sprouts securities when you possess non-public information about Sprouts can be risky.
For this reason, we have implemented the trading rules described above. For the most part, individuals should not be making their own determinations as to whether or not they possess material inside information. A decision will be made and implemented Company-wide with respect to all the relevant impacted individuals.
C.How are the Insider Trading Prohibitions Enforced?
The seriousness of insider trading is reflected in the penalties that may be imposed. Individuals who violate the insider trading laws may be subject to significant criminal and civil penalties. In addition, the SEC may impose liability on Sprouts itself for failing to properly prevent the individual’s violation. Needless to say, any of these outcomes would result in significant embarrassment for the individual involved, as well as for Sprouts. Criminal prosecution and the imposition of fines and/or imprisonment is commonplace.
Any director, officer or team member who violates the prohibitions against insider trading or knows of such violation by any other persons must report the violation promptly to Sprouts’ Chief Legal Officer. Upon learning of any such violations, Sprouts will determine the appropriate course of action. Insider trading could also be grounds for dismissal.
For all of these reasons, both you and Sprouts have a significant interest in ensuring that insider trading is scrupulously avoided.
D.How Should Material Information be Safeguarded?
Before material information relating to Sprouts or its business has been disclosed to the general public, it must be kept in strict confidence. Such information should be discussed only with persons who are employed by or represent Sprouts who have a “need to know” and should be confined to as small a group as possible. The utmost care and circumspection must be exercised at all times. Therefore, conversations in public places, such as elevators, restaurants, and airplanes, as well as conversations on mobile phones, should be limited to matters that do not involve information of a sensitive or confidential nature. Confidential information should not be discussed with friends and family. Even disclosure of seemingly harmless information can expose the insider and his or her friends and family, as well as Sprouts, to civil and criminal penalties. Friends and family may not fully understand the consequences of disclosing or using material, non-public information. In addition, you should not transmit confidential information through any electronic system that is not secure.
On occasion, it may be necessary for legitimate business reasons to disclose material, non-public information to persons outside the Company. Such persons might include advisors engaged by the Company such as attorneys or accountants, commercial bankers, investment bankers, or other companies seeking to engage in a joint venture, merger, or common investment or other joint goal with Sprouts. In such circumstances, the information should not be conveyed until an express understanding has been reached, such as by entry into a non-disclosure agreement, that such information is not to be used for trading purposes and may not be further disclosed other than for legitimate business reasons.
III.STATEMENT OF POLICY
1.For purposes of this Policy Statement, all references to “you” shall mean you, as well as any family members that reside in the same household as you, as well as any corporations, partnerships, limited liability companies, trusts or other entities under your control. Except as otherwise provided, the following policies apply to all of Sprouts’ officers, directors and team members (including, but not limited to, “restricted team members.”)
2.You may not buy, sell, gift or transfer the securities of Sprouts (or any other company that may have a relationship with Sprouts such as a supplier, possible acquisition target, or competitor) when you are in possession of material, non-public information concerning Sprouts (or such other company) or during a blackout period. The insider trading rules apply both to securities purchases (to make a profit based on good news) and securities sales (to avoid a loss based on bad news) regardless of how or from whom the material, non-public information has been obtained. A “blackout period” means a trading freeze imposed by Sprouts with respect to trading in its securities. These blackout periods will be imposed during times when Sprouts is most likely to have material, non-public information available. These blackout periods may vary in length and occur in periods in which the trading window would otherwise be open, as circumstances warrant.
3.If you are an officer, director or restricted team member, you may trade in securities of Sprouts only during the trading window. If you are subject to the SEC’s Section 16 reporting requirements (due to your position as a member of the Board of Directors or as an executive officer of Sprouts) or believe that you may possess material, non-public information about Sprouts, you may only trade in securities of Sprouts during a trading window after you have obtained prior approval from Sprouts’ Chief Legal Officer (or his or her designee) for such transaction.
a)“Restricted team member” means any team member designated as such by the Chief Legal Officer from time to time because such team members have access to material, non-public financial or other information about Sprouts.
b)“Trading window” means the period beginning 24 hours after the public release of Sprouts’ quarterly and annual earnings and ending two weeks before the end of Sprouts’ quarter.
Sprouts may find it necessary, from time to time, to require compliance with this preclearance process by certain restricted team members other than and in addition to the directors and executive officers subject to the SEC’s Section 16 reporting requirements. If this pre-clearance requirement applies to you, you will be so notified by the Chief Legal Officer.
Approval of any proposed trade by the Chief Legal Officer does not constitute legal, business or financial advice. You are responsible for ensuring your own compliance with federal and state securities laws and for your own investment decisions. Failure to comply with applicable securities laws or this Policy Statement may result in severe legal penalties or discipline by Sprouts. Even if you receive approval from the Chief Legal Officer to execute a trade, you may make such trades only so long as you are not trading in violation of this Policy Statement.
4.You may not convey (or “tip”) material, non-public information to any other person by providing them with material, non-public information regarding Sprouts or assisting them in any way. The concept of unlawful tipping includes passing on such information to friends, family members or acquaintances under circumstances that suggest that you were trying to help them make a profit or avoid a loss. You may, of course, provide such information to other Sprouts team members or representatives on a “need to know” basis in the course of performing your job with Sprouts.
5.Trades made in accordance with Rule 10b5-1 arrangements are exempt from the foregoing restrictions; provided, however, such Rule 10b5-1 arrangements may only be entered into during an open trading window and if you are not otherwise in possession of material non-public information about Sprouts.
6.The foregoing restrictions apply to trading in call or put options involving Sprouts securities, or other derivative securities, as well as “short sales” of Sprouts securities, purchasing Sprouts securities on margin (paying less than 100% of the purchase price before full ownership of the securities) and short-term trading in Sprouts securities (holding securities for less than six months). Because of the complexity of reporting puts, calls, derivatives, and shorts as well as the difficulty of ensuring that these types of transactions are managed in accordance with applicable securities laws and this Policy Statement, you may not engage in these types of transactions involving Sprouts’ securities without the prior approval of the Chief Legal Officer. Note that certain hedging and pledging transactions are prohibited by Section IV below.
7.You must observe the foregoing policies and procedures at all times. Your failure to do so will be grounds for disciplinary action, up to and including dismissal.
8.You must promptly report to the Chief Legal Officer any trading in Sprouts’ securities by Sprouts personnel or disclosure of material, non-public information by Sprouts personnel that you have reason to believe may violate this Policy Statement or the securities laws of the United States.
9.The foregoing restrictions are in addition to any additional obligations applicable to you under other Sprouts policies, including policies relating to the confidentiality of information and preservation of trade secrets or other intellectual property or proprietary information.

IV.POLICIES RELATING TO HEDGING AND PLEDGING OF COMPANY SECURITIES
1.Hedging Transactions. Certain forms of hedging or monetization transactions, such as zero-cost collars, forward sale contracts and equity swaps allow a person to lock in much of the value of his or her stock holdings, often in exchange for all or part of the potential upside appreciation of the stock. These transactions allow the person to continue to own the covered securities, but without the full risks and rewards of ownership. When this occurs, the person may no longer have the same objectives as Sprouts’ other stockholders. For this reason, officers, directors and team members are prohibited from engaging in hedging or monetization transactions involving Sprouts’ securities. If you have any question as to whether a potential transaction is covered by the foregoing prohibition, please consult with the Chief Legal Officer in advance.
2.Margin Accounts and Pledges. Officers, directors and team members may not hold Sprouts’ securities in a margin account or pledge Sprouts’ securities as collateral for a loan. Generally, all Sprouts’ securities that are held in a brokerage account should be held in a cash account. If you hold Sprouts’ securities in a margin account or pledge Sprouts’ securities as collateral for a loan, those securities may be sold without your consent or knowledge – even if the brokerage account has other assets – by the broker if such person fails to meet a margin call or by the lender if such person defaults on the loan. Such sale may occur at a time when you are aware of material, non-public information or not otherwise permitted to trade in Sprouts’ securities.
3.Exceptions. If you desire to enter into a hedging or pledging arrangement prohibited by this Section IV, you must submit a request for approval to the Chief Legal Officer at least two weeks prior to the proposed execution of documents evidencing the proposed transaction and your request must include a justification for the proposed arrangement. Approval may be denied, delayed or conditioned in the discretion of the Chief Legal Officer.
V.CERTIFICATION
You must sign, date, and return the attached Certification stating that you received Sprouts’ Policy Statement regarding insider trading and the preservation of the confidentiality of material, non-public information and related procedures, and you agree to comply with it. Please note that you are bound by the Policy Statement whether or not you sign the Certification.

CERTIFICATION
I hereby certify that I:
a.have read and understand the Policy Statement on Inside Information and Insider Trading For Officers, Directors and Team Members and related procedures, a copy of which was distributed with this Certificate;
b.have complied with the foregoing policy and procedures;
c.will continue to comply with the policy and procedures set forth in the Policy Statement; and
d.if I am subject to the SEC’s Section 16 reporting requirements (due to my position as a member of the Board of Directors or as an executive officer of Sprouts) or believe that I may possess material, non-public information about Sprouts, will request prior approval of all proposed sales, transfers or acquisitions of securities of Sprouts.

Signature: _____________________________________

Name: ________________________________________

Title: _________________________________________

Date: _________________________________________